Exhibit 99.1

GE HealthCare Completes Spin-Off and Begins Trading on Nasdaq

•	A leader in precision care, focused on creating a world where healthcare has no limits

•

Attractive financial profile supported by commitment to accelerating growth, margin expansion, and free cash flow generation through organic investment, business optimization, and disciplined capital allocation

•	Trading on Nasdaq exchange under “GEHC” ticker symbol

CHICAGO – January 4, 2023 – GE HealthCare (Nasdaq: GEHC) announced today that its previously announced spin-off from GE (NYSE: GE) is complete and GE HealthCare will begin trading as an independent company on the Nasdaq exchange under the ticker symbol “GEHC” effective at the market opening today. GE HealthCare will be the first company in the state of Wisconsin to remotely ring Nasdaq’s opening bell. Its leadership team will be joined by employees in person and virtually from around the world at the Company’s manufacturing facility in Waukesha, Wis.

“Today is an incredibly exciting day for GE HealthCare as we become an independent company and start a new chapter advancing our position as a global leader in precision care,” said Peter Arduini, President and CEO of GE HealthCare. “We are on the verge of true industry transformation as digital innovation reshapes the experience of patients and providers with an increased need for more precise, connected, and efficient care. GE HealthCare colleagues worldwide are united in our purpose to create a world where healthcare has no limits, and we look forward to delivering for providers, patients, and shareholders in the years ahead.”

GE HealthCare launches with a presence in more than 160 countries and approximately 51,000 employees worldwide serving more than one billion patients a year. The company invests more than $1 billion in R&D annually and generates approximately $18 billion in revenue, with an installed base including more than 4 million pieces of equipment across its four business segments – Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics.

The Company expects its addressable markets will expand from $84 billion in 2021 to $102 billion by 2025. That expansion provides significant opportunities for growth and execution of the Company’s precision care strategy to safely and securely integrate patient data from imaging, lab, pathology, genomics, and other sources. Precision care then layers those data with artificial intelligence, using the Company’s Edison platform and digital apps. This precision care strategy enables insights that help clinicians diagnose diseases and determine the most appropriate treatment – delivering the best possible outcome for the patient.

The spinoff of GE HealthCare was achieved by GE’s pro rata distribution of approximately 80.1% of the outstanding shares of GE HealthCare to GE shareholders. GE retained approximately 19.9% of the outstanding shares of GE HealthCare common stock.

Both GE HealthCare’s President and CEO, Pete Arduini and CFO, Helmut Zodl will be presenting at the 41st Annual J.P. Morgan Healthcare Conference on January 10, 2023 at 11:15 am PT/2:15 pm ET. Visit this website (https://jpmorgan.metameetings.net/events/healthcare23/sessions/43746-ge-healthcare/webcast?gpu_only=true&kiosk=true) to listen to their presentations and remarks. The company will also issue its fourth quarter/full-year earnings on January 30, 2023 and the earnings call can be heard at 8:00 am CT/ 9:00 am ET via this link.

Forward-looking Statements

This release contains forward-looking statements. These forward-looking statements might be identified by words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “potential,” “position,” “forecast,” “target,” “outlook,” and similar expressions. These forward-looking statements may include, but are not limited to, statements about the

Company’s growth and margin expansion; addressable markets; and strategy, innovation, and investments. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include, but are not limited to, operating in highly competitive markets; the actions or inactions of third parties with whom the Company partners and the various collaboration, licensing, and other partnerships and alliances the Company has with third parties; demand for the Company’s products, services, or solutions and factors that affect that demand; management of the Company’s supply chain and the Company’s ability to cost-effectively secure the materials it needs to operate its business; disruptions in the Company’s operations; the global COVID-19 pandemic and its effects on the Company’s business; maintenance and protection of the Company’s intellectual property rights; the impact of potential information technology, cybersecurity or data security breaches; compliance with the various legal, regulatory, tax, and other laws to which the Company is subject and related changes, claims, or actions; environmental, social, and governance matters; the Company’s ability to successfully complete strategic transactions; the Company’s ability to operate effectively as an independent, publicly-traded company and achieve the benefits the Company expects from its spin-off from General Electric Company; and the incurrence of substantial indebtedness in connection with the spin-off and any related effect on the Company’s business. Please also see the “Risk Factors” section of the Company’s Form 10 filed with the U.S. Securities and Exchange Commission and any updates or amendments it makes in future filings. There may be other factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

About GE HealthCare

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator, dedicated to providing integrated solutions, services, and data analytics to make hospitals more efficient, clinicians more effective, therapies more precise, and patients healthier and happier. Serving patients and providers for more than 100 years, GE HealthCare is advancing personalized, connected, and compassionate care, while simplifying the patient’s journey across the care pathway. Together our Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics businesses help improve patient care from prevention and screening, to diagnosis, treatment, therapy, and monitoring. We are an $18 billion business with 51,000 employees working to create a world where healthcare has no limits.

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GE HealthCare Investor Contact

Carolynne Borders

631.662.4317

carolynne.borders@gehealthcare.com

GE HealthCare Media Contact

Jennifer Fox

414.530.3027

jennifer.r.fox@gehealthcare.com